Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-43176

                                IVAX CORPORATION

                                SUPPLEMENT NO. 3
                             DATED DECEMBER 5, 2000

                                       TO

                                   PROSPECTUS
                             DATED NOVEMBER 8, 2000


         This supplement is part of and should be read in conjunction with our prospectus dated November 8, 2000. The information we present in this supplement adds to or supersedes similar information included in the prospectus.

         We are supplementing the information under the caption "Selling Security Holders" to include the following information:

                                                                            Amount of Common
                                            Principal Amount of      Stock Issuable Upon Conversion
                                              Notes Owned and                 of the Notes
Selling Security Holders                   Offered Hereby (1)(2)        and Offered Hereby (1)(2)
------------------------                   ---------------------        -------------------------
Allstate Insurance Company.................     $   600,000                       16,150
Bear Stearns Securities Corp...............     $ 1,000,000                       26,918
Credit Suisse First Boston Corporation.....     $ 3,190,000                       85,868
Goldman Sachs & Company....................     $   368,000                        9,905
KBC Financial Products USA Inc.............     $ 1,800,000                       48,452
Morgan Stanley & Co........................     $10,000,000                      269,180

---------------------------
(1) Amounts indicated may exceed the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which selling holders provided to us the information. In addition, the conversion rate and, therefore, the number of shares of common stock that we will issue upon conversion of the notes, is subject to adjustment under some circumstances. As a result, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

(2) We have assumed that the selling security holders will sell all of the securities listed. We cannot be sure that the selling security holders will sell all or any of the securities that they offer in this offering. The amount of securities listed in the table represents an estimate of the amount of securities each selling security holder will offer.